FORM OF EMPLOYMENT AGREEMENT
Coro Ware Technologies, Inc.

This EMPLOYMENT AGREEMENT ("Agreement") is made and entered into this ___ day of _____ 2006 effective as of _______, 2006 by and between _____________ (the "Employee") and CoroWare Technologies, Inc., a Florida corporation (the "Corporation"). Collectively, the Corporation and the Employee are referred to herein as the "Parties" and sometimes individually as a "Party."

RECITALS:

A.
Corporation is in the primary business of developing, marketing and selling software engineering solutions for the robotic and general marketplace for use in the operation of robots and automated systems for the industrial and service markets as well as enterprise wide software solutions.

B.	Employee has substantial experience that the Corporation believes to be valuable to it.

C.	The Corporation desires to employ the Employee and the Employee desires to accept such employment.

NOW THEREFORE, in consideration of the promises, mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and the Employee do hereby agree as follows:

1. Employment and Duties. On the terms and subject to the job conditions set forth in this Agreement, the Corporation shall employ the Employee as the ______, and to perform such duties as are consistent with such position as may be assigned, from time to time, by the president of the Corporation and to render such additional services and discharge such other responsibilities as the Corporation may, from time to time, stipulate.

2. Performance. The Employee accepts the employment described in Paragraph 1 of this Agreement and agrees to devote all of his business time and efforts to the faithful and diligent performance of the services described therein, including the performance of such other services and responsibilities as the Corporation may, from time to time, stipulate.

3. Term. The term of employment under this Agreement is effective as of ________, 2006 (the "Commencement Date") and shall remain in effect for a period of one (1) year from the date Employee first became an Employee, ending on _______ (the “Termination Date”) (and each subsequent one year anniversary, if extended, as provided herein shall also be referred to herein as a Termination Date) unless sooner terminated hereunder (the "Employment Period"). This Agreement shall be automatically extended each year for an additional one (1) year period unless terminated by either party by giving written notice to the other no less than sixty (60) days prior to the Termination Date.

4.  Compensation.

a. Salary. During the Term, the Corporation shall pay the Employee a salary in the amount of ___________________ Dollars ($________) per month. payable monthly in accordance with regular payroll practices.

b. Bonus. Employee shall be entitled to an annual incentive bonus for the first twelve month period of employment based on sales of no less than $1.9 Million for that twelve month period of employment. If the Corporation achieves sales of $1.9 million, Employee shall receive a bonus equal to 10% of salary. For each $75,000 in excess of $1.9 million, Employee shall receive an additional bonus of 1% of salary up to a maximum of an additional 10% of salary for a total of 20% of salary. Such bonus shall be payable only upon declaration by the Board of Directors.

c. Stock Options. Innova Holdings, Inc., parent corporation to the Corporation, shall grant _______ stock options in the first year of employment only to the Employee pursuant to the Stock Option Plan of Innova Holdings, Inc. at an exercise price of $0.018 per share. All options shall vest annually from the grant date over a three year period and shall terminate on the tenth anniversary of the date of grant. Thereafter, the grant of additional options, if any, shall be in the sole discretion of the Board of Directors of Innova Holdings, Inc.

d. Vacation. The Employee shall have 10 days of paid vacation in each twelve month period earning such vacation pro-rata during the twelve month employment period beginning on the Commencement Date.

5. Benefits. The Employee shall be eligible for such benefits as are offered to other Employees of Innova Holdings, Inc. in similar positions and on such terms as the Corporation shall determine in its sole discretion which as of the current date includes an Employee medical program which includes health, dental and vision coverage.

6. Location. The Employee shall perform the duties required of him at the office of the Corporation located in the state of Washington as designated by the Corporation or at such other locations as the Corporation may specify from time to time.

7. Surrender of Properties. Upon termination of the Employee's employment with the Corporation, regardless of the cause therefore, the Employee shall promptly surrender to the Corporation all property provided Employee by the Corporation for use in relation to Employee’s employment, and, in addition, the Employee shall surrender to the Corporation any and all business plans, marketing, sales, system integrators, production, financial and tax records, accounting and budget work papers, correspondence relating to SEC or legal matter, any other materials related to financial or SEC matters, sales materials, lists of customers and prospective customers, price lists, files, patent applications, records, models, software files, customer documentation, CoroWare internal or confidential documentation, listings, copies of Windows® software, or other materials and information of or pertaining to the Corporation or its customers or prospective customers or the products, business, and operations of the Corporation.

8. Confidentiality of Information; Duty of Non-Disclosure.

(a) The Employee acknowledges and agrees that Employee’s employment by the Corporation under this Agreement necessarily involves Employee’s understanding of and access to certain trade secrets and confidential information pertaining to the business of the Corporation. Accordingly, the Employee agrees that at all times after the date of this Agreement Employee will not, directly or indirectly, without the express written consent of the Corporation, disclose to or use for the benefit of any person, corporation or other entity, or for Employee any and all files, trade secrets or other confidential information concerning the internal affairs of the Corporation, including, but not limited to, information pertaining to its trade secrets, business plans, clients, services, products, earnings, finances, manufacturing, operations, suppliers, methods or other activities, including without limitation its overseas network of suppliers and other relations, methods, distribution system or other activities ("Proprietary Information"); provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally. Further, the Employee agrees that Employee shall not, directly or indirectly, remove or retain, without the express prior written consent of the Corporation, and upon termination of this Agreement for any reason shall return to the Corporation, any figures, calculations, letters, papers, records, computer disks, computer print-outs, lists, documents, instruments, drawings, designs, programs, brochures, sales literature, business plans or any copies thereof, or any information or instruments derived therefrom, or any other similar information of any type or description, however such information might be obtained or recorded, arising out of or in any way relating to the business of the Corporation or obtained as a result of his Employment by the Corporation except as disseminated to the public at large or industry generally. The Employee acknowledges that all of the foregoing are proprietary information, and are the exclusive property of the Corporation. The covenants contained in this Section 8 shall survive Employee’s employment and the termination of this Agreement.

(b) The Employee agrees and acknowledges that the Corporation does not have any adequate remedy at law for the breach or threatened breach by the Employee of Employee’s covenant, and agrees that the Corporation shall be entitled to injunctive relief to bar the Employee from such breach or threatened breach in addition to any other remedies which may be available to the Corporation at law or in equity.

9. Inventions, Designs and Secrecy. Except as otherwise provided in this Section 9, the Employee: (a) shall hold in a fiduciary capacity for the benefit of the Corporation all secret or confidential information, knowledge, or data of the Corporation or its business operations obtained by the Employee during Employee’s employment by the Corporation, which shall not be generally known to the public or recognized as standard practice (whether or not developed by the Employee) and shall not, during his employment by the Corporation and after the termination of such Employment for any reason, communicate or divulge any such information, knowledge or data to any person, firm or corporation other than the Corporation or persons, firms or corporations designated by the Corporation; (b) shall promptly disclose to the Corporation all designs, inventions, software programs, ideas, devices, and processes made or conceived by Employee alone or jointly with others, from the time of entering the Corporation's employment until such employment is terminated and within the six  (6) month period immediately following such termination, relevant or pertinent in any way, whether directly or indirectly, to the Corporation's business or production operations or resulting from or suggested by any work which the Employee may have done for the Corporation or at its request; (c) shall, at all times during his Employment with the Corporation, assist the Corporation in every proper way (entirely at the Corporation's expense) to obtain and develop for the Corporation's benefit patents or copyrights on such on such designs, software programs, inventions, ideas, devices and processes including without limitation software code, software, and software files and listings to be used with industrial automation and industrial robots, whether or not patented; trademarked, or copyrighted and (d) shall do all such acts and execute, acknowledge and deliver all such instruments as may be necessary or desirable in the opinion of the Corporation to vest in the Corporation the entire interest in such designs, inventions, ideas, devices, and processes referred to above. The foregoing to the contrary notwithstanding, the Employee shall not be required to assign or offer to assign to the Corporation any of the Employee's rights in any invention for which no equipment, supplies, facility, or trade secret information of the Corporation was used and which was developed entirely on the Employee's own time, unless (a) the design or invention related to (i) the business of the Corporation or (ii) the Corporation's actual or demonstrably anticipated research or development, or (b) the design, software or invention results from any work performed by the Employee for the Corporation. The Employee acknowledges Employee’s prior receipt of written notification of the limitation set forth in the preceding sentence and the Employee's obligation to assign or offer to assign to the Corporation the Employee's rights in designs and inventions.

10. Covenant Not to Compete.

(a) During Employment Period. During the Employment Period, the Employee shall not engage its services for a firm or business that directly or indirectly competes with the business activities of the Corporation and its subsidiaries, nor engage in or in any manner be connected or concerned, directly or indirectly, whether as an officer, director, stockholder, partner, owner, employee, creditor, or otherwise, with the operation, management, or conduct of any business that competes with or is of a nature similar to that of the Corporation.

(b) Following Termination of Employment Period. Within the one (1) year period immediately following the later of the end of the Employment Period or termination of the Employee's Employment with the Corporation, for any reason except as set forth below, the Employee shall not, without the prior written consent of the Corporation, which consent may be withheld at the sole discretion of the Corporation: (a) engage in or in any manner work on, or be connected or concerned, directly or indirectly, whether as an officer, director, stockholder, partner, owner, employee, creditor, or otherwise with the operation, management, or conduct of any business that is working on any project or similar type project or related area of work that the Employee participated in while with the Corporation or is directly competitive with the Corporation, anywhere in the United States, and any other area in which the Corporation is, or reasonably contemplating, doing business at the time of such termination ; (b) solicit, contact, interfere with, or divert any customer served by the Corporation, or any prospective customer identified by or on behalf of the Corporation, during the Employee's Employment with the Corporation; or (c) solicit any person then or previously employed by the Corporation to join the Employee, whether as a partner, agent, employee or otherwise, in any enterprise engaged in a business similar to the business of the Corporation being conducted at the time of such termination. For purposes of this Agreement, the business is deemed to be the development and maintenance of computer software, controls, and hardware electronics for use in robotics, manufacturing, motion control, and automation industries and that all such software and hardware is owned and shall be exclusively owned by the Corporation.

The covenants contained in this Paragraph 10 shall survive the termination of Employee's employment under this Agreement.

11. Severability. The covenants of the Employee contained in Sections 8, 9, and 10 of this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Employee against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of such covenants. Both parties hereby expressly agree and contract that it is not the intention of either party to violate any public policy, or statutory or common law, and that if any sentence, paragraph, clause, or combination of the same of this Agreement is in violation of the law, such sentence, paragraph, clause or combination of the same shall be void, and the remainder of such paragraph and this Agreement shall remain binding on the parties to make the covenants of this Agreement binding only to the extent that it may be lawfully done. In the event that any part of any covenant of this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that such court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

12. Termination.

(a) Termination for Just Cause. The Corporation shall have the option to terminate the Employment Period, effective immediately upon written notice of such termination to the Employee, for Just Cause. For purposes of this Agreement, the term "Just Cause" shall mean the occurrence of any one or more of the following events: (a) the death or permanent total disability of the Employee or Employee’s absence from active Employment by reason of illness or incapacity for a period of sixty (60) consecutive days; (b) the breach by the Employee of Employee’s covenants under this Agreement; (c) the commission by the Employee of theft or embezzlement of Corporation property or other acts of dishonesty; (d) the commission by the Employee of a crime resulting in injury to the business, property or reputation of the Corporation or any affiliate of the Corporation or commission of other significant activities harmful to the business or reputation of the Corporation or any affiliate of the Corporation; (e) the willful refusal to perform or substantial neglect of the activities to be performed by the Employee pursuant to Section 1  hereof; or (f) termination of the business of the Corporation for any reason.

Upon termination of the Employment period for Just Cause, the Employee shall have no rights to any future fees for any period beyond the effective date of termination.

(b) Termination without Just Cause. If the Employment Period is terminated by the Corporation without Just Cause during the first twelve month period of employment, the Employee shall receive a payment equal to the lesser of (i) one month of his current salary or (ii) the difference between the Salary he has already been paid for services and his annual Salary.

If Employee is terminated for Just Cause, Employee shall be entitled only to reimbursement for Benefits and Salary accrued but unpaid through the date of termination and shall receive no amount for severance.

14. General Provisions.

(a) Goodwill. The Corporation has invested substantial time and money in the development of its products and services, soliciting clients and creating goodwill. By accepting this Employment Agreement with the Corporation, the Employee acknowledges that the customers are the customers of the Corporation and that any goodwill created by the Employee belongs to and shall inure to the benefit of the Corporation.

(b) Notices. Any notice required or permitted hereunder shall be made in writing (i) either by actual delivery of the notice into the hands of the party thereunder entitled, o (ii) by the mailing of the notice in the United States mail, certified or registered mail, return receipt requested, all postage prepaid and addressed to the party to whom the notice is to be given at the party's respective address as set forth in the records of the Corporation.

The notice shall be deemed to be received in case (i) on the date of its actual receipt by the party entitled thereto and in case (ii) on the date which is three (3) days after its mailing.

(c) Amendment and Waiver. No amendment or modification of this Agreement shall be valid or binding upon the Corporation unless made in writing and signed by an officer of the Corporation duly authorized by the Board of Directors or upon the Employee unless made in writing and signed by Employee. The waiver by the Corporation of the breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by Employee. The waiver by the Employee of the breach of any provision of this Agreement by the Corporation shall not operate or be construed as a waiver of any subsequent breach by Corporation.

(d) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the Employee's duties and payment as an Employee to the Corporation, and there are no representations, warranties, agreements or commitments between the parties hereto with respect to Employee’s Employment except as set forth herein.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State in which the Employee is employed at the time of Termination. The Parties acknowledge and agree that any dispute resolution regarding the Employee’s employment shall be adjudicated in any Federal court located in the State in which the Employee is employed at the time of Termination, unless otherwise mutually agreed by the parties.

(f) Severability. If any provision of this Agreement shall, for any reason, be held unenforceable, such provision shall be severed from this Agreement unless, as a result of such severance, the Agreement fails to reflect the basic intent of the parties. If the Agreement continues to reflect the basic intent of the parties, then the invalidity of such specific provision shall not affect the enforceability of any other provision herein, and the remaining provisions shall remain in full force and effect.

(g) Assignment. The Employee may not under any circumstances delegate any of Employee’s rights and obligations hereunder without first obtaining the prior written consent of the Corporation. This Agreement and all of the Corporation's rights and obligations hereunder may be assigned or transferred by it, in whole or in part, to be binding upon and inure to the benefit of any subsidiary or successor of the Corporation.

(h) Costs of Enforcement. In the event of any suit or proceeding seeking to enforce the terms, covenants, or conditions of this Agreement, the prevailing party shall, in addition to all other remedies and relief that may be available under this Agreement or applicable law, recover its or its reasonable attorneys' fees and costs as shall be determined and awarded by the court.

IN WITNESS WHEREOF, this Agreement is entered into as of the day and year first above written.

EMPLOYEE:	CORPORATION: CoroWare Technologies, Inc.

By:

Its:

Approved by Innova Holdings, Inc.

By: _______________________________________